Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-31505, 33-50688, 33-54387, 33-52389, 33-55629, 333-32977, 333-37145, 333-79921, 333-38174, 333-53502, 333-90954, 333-97005, 333-105914, 333-138191, 333-139959, 333-155958 and 333-155959 on Form S-8 of our report dated March 6, 2009 relating to the financial statements of AnnTaylor Stores Corporation, and the effectiveness of AnnTaylor Stores Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended January 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York
March 6, 2009